EXHIBIT 8.2

[Letterhead of Willkie Farr & Gallagher LLP]

September 17, 2003

Neuberger Berman Inc.
605 Third Avenue
New York, New York 10158

Ladies and Gentlemen:

We have acted as counsel to Neuberger Berman Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger (including all schedules and exhibits thereto, the “Merger Agreement”), dated as of July 21, 2003, by and among the Company, Lehman Brothers Holdings Inc., a Delaware corporation (“Parent”), and Ruby Acquisition Company, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub, with Merger Sub surviving as a direct wholly-owned subsidiary of Parent (the “Merger”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” This opinion is being delivered to you in connection with the filing of the Joint Proxy Statement/Prospectus and the Registration Statement on Form S-4 (Registration No. 333-108025) (the “Registration Statement”) by Parent with the Securities and Exchange Commission.

For the purpose of rendering this opinion, we have examined and are relying upon the truth and accuracy of the statements, covenants, representations and warranties contained in the Merger Agreement and the Registration Statement, as well as certain factual representations of officers of the Company and Parent made in letters from the Company and Parent and delivered to us for the purposes of this opinion (the “Representation Letters”).

We have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) the representations made by the Company and Parent in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the Company, Parent and Merger Sub have complied with and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreement.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. We have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Neuberger Berman Inc.
September 17, 2003

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the statements made in the Registration Statement under the caption “The Merger—Material United States Federal Income Tax Consequences,” insofar as such statements constitute a summary of matters of law or legal conclusions, are accurate summaries in all material respects.

This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, administrative published rulings and procedures, judicial decisions and such other authorities as we have considered relevant, all as in effect on the date of this letter. Our opinion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position or that any such position would not be sustained by the courts. It should also be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

Except for those matters of U.S. federal income taxation specifically described in the Registration Statement under the caption “The Merger—Material United States Federal Income Tax Consequences,” we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto.

We hereby consent to the use of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name therein.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP